Exhibit 10.2

Strategic Partnership Agreement

THIS AGREEMENT, is made and entered into on November 10, 2015 by and between Digital Donations, Inc. (“DIGITAL”) with offices located at 68 South Service Road, Suite 100 Melville NY 11747 and Triton Systems of Delaware, LLC. (Hereinafter referred to as (“SP”) located at 21405 B. Street Long Beach, MS 39560.

RECITALS:

WHEREAS, DIGITAL is engaged in offering:

The Digital Donations fundraising and interactive marketing platform including rewards and loyalty module that integrates with Card Processing systems including Credit, Debit, Stored-Value, Gift and Loyalty Card transactions, POS, e-commerce, ATM’s, kiosks and other related features and products enhancements as DIGITAL may offer.

Hereinafter collectively referred to as ("Programs") sold to qualified ATM owners or distributors by SP subject to the terms and conditions of a platform and Service Agreement (hereinafter "Digital Donations Agreement") (see Schedule “C”) entered into by and between DIGITAL and ATM owners, and

WHEREAS, DIGITAL wishes to retain SP, on a non-exclusive basis, to act as an independent sales contractor in selling and marketing the Programs to ATM owners throughout the United States and North America; and

WHEREAS, SP desires to be so retained by DIGITAL, on a non-exclusive basis, to market and sell the Programs;and

WHEREAS the Parties desire to enter into this Agreement to protect their legitimate business interests through specification of duties and obligations, compensation and payment, non-disclosure and other contractual provisions contained herein;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.          Definitions:         In addition to definitions provided elsewhere herein, for purposes of this Agreement, the following words and phrases shall have the following meanings (such meanings to be equally applicable to both the singular and plural form of the term defined):

“AGREEMENT” shall mean the provisions of this document, and amendments thereto if any, as executed by the Parties, and any addenda or attachments referred to in this document, and any other documents or agreements incorporated by reference herein. “SP” shall mean Value Added Reseller approved by DIGITAL and so designated by execution of the Agreement to market and sell DIGITAL Programs.

"PARTY" shall mean DIGITAL and SP individually or collectively.

“PROGRAMS” shall mean the Digital Donations program including instant incentives as set forth on Exhibit A, which products and services are to be marketed and sold by SP on behalf of DIGITAL to ATM owners.

“REWARDS AND LOYALTY” shall mean the Digital Donations interactive marketing component that drives donor participation and rewards donors with coupons, discounts and rewards that can be used at participating merchants.

“PROVIDERS” shall mean any or all of several transaction processors (for both card and ATM), communication and clearing networks, software and hardware vendors and various ancillary service providers designated by DIGITAL to provide Programs.

“ATM OWNERS” shall mean individuals or entities that own and / or operate ATM’s at specific locations signed by SP that is approved by DIGITAL and has entered into a Digital Donations Agreement as the direct result of SP’s marketing and sales activities pursuant to this Agreement.

“DIGITAL DONATIONS AGREEMENT" shall mean an agreement for provision of transaction and donation processing and related services, a form of which is attached hereto as Schedule C, to be entered into between DIGITAL and an ATM owner signed by SP to DIGITAL. A Digital Donations Agreement may also incorporate such additional provisions as may be required by the specific Provider of the Program to be provided.

"CONFIDENTIAL INFORMATION" shall mean all information and ideas, whether written or oral, and in whatever form, tangible or intangible, received or accessed by the receiving party from the disclosing party in connection with this Agreement and which is not generally available to the public, or which would reasonably be considered confidential and/or proprietary or which is marked "Confidential" or "Proprietary" by the disclosing party. Information includes, but is not limited to, (i) information relating to research, development, inventions, information systems, software code, software applications, pricing, customer lists, financial or other economic information, accounting, engineering, personnel relations, marketing, merchandising, and selling; customer or employee data or statistics, and (ii) all analyses, compilations, forecasts, studies or other documents prepared in connection with this Agreement.

"Effective Date" shall mean the date indicated in the first paragraph.

2.           Independent Contractor. SP shall act as an independent sales contractor on behalf of DIGITAL and shall sell and market the Programs to existing or prospective ATM Owners and distributors. SP understands, represents and warrants that it is an independent contractor and not an employee, officer or director of DIGITAL. SP shall be solely responsible for all costs related to the operation of its business and represents that it is fully licensed in the City and State where it has its primary offices. DIGITAL shall not be obligated to withhold from SP compensation any amounts for federal, state, social security, unemployment, or any other taxes required to be withheld as if SP were an employee of DIGITAL. SP acknowledges that it has consulted its tax professional regarding the applicable Federal and state rules on SPs and the applicable reporting requirements.

(a)  No Further Relationship. This Agreement shall not establish between DIGITAL and SP any relationship of partnership, joint venture, employment, franchise or agency, or any relationship of any kind other than that explicitly set forth in this Agreement. Neither Party shall have the power to bind the other or incur obligations on the other’s behalf without such other party’s express prior written consent, except as otherwise expressly provided herein.

(a)  Name and Trademark: Neither Party will use the other’s name or trademarks in any promotional or marketing materials without prior written consent. DIGITAL grants to SP a limited, non-exclusive license to use the name “Digital Donations” and to use DIGITAL’s owned trademarks when conducting business on behalf of DIGITAL under this Agreement. The Parties understand and agree that this Agreement does not confer, and neither Party shall obtain, any other right to either Party’s name or trademarks by virtue of such use.

3.            Duties and Obligations of SP. During the Term of this Agreement, SP shall perform as follows:

(a) Pursuant to the express authority granted by DIGITAL to SP hereunder, SP shall act as an independent sales and marketing contractor for DIGITAL. SP shall use its best efforts to successfully represent and sell the DIGITAL Services on a continuing basis during the Term and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof. SP shall market and sell the DIGITAL Programs to qualified prospective ATM owners. Once approved by DIGITAL each owner will enter into a Digital Donations Agreement outlining all obligations required for participation in the SP charitable donation program.

(b) SP shall represent and sell the Programs to prospective ATM owners in an ethical and professional manner. SP shall be responsible for all of its personnel, whether employees or independent contractors, or other associates, used to perform its duties and obligations hereunder and shall be fully and solely responsible for the acts and omissions of such persons in the performance of such duties.

(c) Unless previously and specifically agreed, SP shall bear the cost of any marketing materials created for purposes of promotion by SP of the Programs; provided, however, DIGITAL shall agree to provide examples of DIGITAL'S trademarks and logos and limited creative assistance in connection therewith. All marketing materials to be used by SP for marketing Programs must be approved by DIGITAL. DIGITAL may from time to time provide marketing materials to SP, with or without charge as mutually agreed at the time of such provision.

(d) SP shall have no authority whatsoever (i) to bind DIGITAL to any contract or agreement or to incur any obligation on behalf of DIGITAL, (ii) to release, assign or to transfer, a DIGITAL agreement, claim security or any other asset belonging to DIGITAL, (iii) to borrow any money in the name of DIGITAL or to lend any money belonging to DIGITAL, (iv) to represent DIGITAL in any way other than prescribed herein and Programs, or (v) to submit any claim or liability related to the Programs to arbitration, or confess a judgment against DIGITAL. SP specifically agrees that the terms and conditions of any contractual agreement between a ATM owner and DIGITAL or any Provider will be established from time to time by DIGITAL and that SP has no authority to make representations, warranties, agreements or guarantees with respect to such contracts. SP will, at all time, use without modifications or change, the forms of the agreement which are furnished to SP by DIGITAL.

(e) SP hereby agrees to indemnify DIGITAL and its designated Providers harmless from and against any and all claims, damages, liabilities, fines, penalties, and expenses, including, without limitation, attorneys fees and litigation costs arising from or related to (i) any act, actions or omissions by SP outside the scope of SP’s responsibilities hereunder including, but not limited to, any intentional or negligent tort, (ii) any fraud in connection with SP of the covenants and agreements made by it in this agreement, and (iii) any fine or penalty imposed on Providers for which DIGITAL must reimburse Provider, if such fine or penalty is due to fraudulent or tortuous acts or omissions of SP. This agreement signed by SP to indemnify shall continue and survive the termination of this agreement.

(f) DIGITAL hereby agrees to indemnify SP and its designated Providers harmless from and against any and all claims, damages, liabilities, fines, penalties, and expenses, including, without limitation, attorneys fees and litigation costs arising from or related to (i) any act, actions or omissions by DIGITAL outside the scope of DIGITAL responsibilities hereunder including, but not limited to, any intentional or negligent tort, (ii) any fraud in connection with DIGITAL of the covenants and agreements made by it in this agreement, and (iii) any fine or penalty imposed on Providers for which SP must reimburse Provider, if such fine or penalty is due to fraudulent or tortuous acts or omissions of DIGITAL. This agreement signed by DIGITAL to indemnify shall continue and survive the termination of this agreement.

4.            Duties and Obligations of DIGITAL. During the Term of this Agreement, which an ATM owner signed by SP continues to do business with DIGITAL, DIGITAL shall perform as follows:

(a) DIGITAL shall make all commercially reasonable efforts to provide to SP in a timely and professional manner the “Programs” in accordance with the Digital Donations Agreement.

(b) DIGITAL shall pay the fees due hereunder to SP in accordance with provisions of Section 7.

(c) DIGITAL shall have the right, in its sole discretion, to accept or reject any ATM owner referred by SP hereunder or to discontinue or terminate any Digital Donations Agreement with such ATM owner. In the event that DIGITAL seeks to terminate any Digital Donations Agreement, DIGITAL shall provide 30 days prior notice to SP.

(d) DIGITAL shall provide technical support services by a qualified and sufficiently experienced person with regard to the Digital Donations program, with such person being made available online or by telephone during normal business hours, to respond to requests for assistance and support.

(e) Consistent with Section 3. (c) of this Agreement, DIGITAL shall provide to SP, when available and upon request DIGITAL marketing and sales collateral in electronic format.

(f) DIGITAL will provide all user manuals and operational policies and procedures information, as necessary to assist SP in its obligations hereunder.

(f) DIGITAL shall provide monthly residual reporting for all customers of SP. Such reporting shall include the total donations, the ATM location name, and the ATM MID used by SP.

(g) Upon request from SP, DIGITAL shall make reasonably available to SP its books and records relating to any ATM accounts signed by SP. Review of such records shall be at the sole cost and expense of SP

5.           GRANT OF LICENSE. DIGITAL owns and manages the Digital Donations™ Fundraising Technology (hereinafter the "Technology"). In accordance with this Agreement, DIGITAL grants TRITON a license to use the Technology and the Digital Donations™ trademark for ATM locations and ATM distributors pre-approved by DIGITAL. DIGITAL retains title and ownership of the Technology and trademarks and will assign to Licensee.

6.           EXCLUSIVITY. During the term of this Agreement, TRITON agrees to appoint DIGITAL, as the exclusive provider of ATM Fundraising Technology and services on all TRITON ATMs. TRITON further agrees that during the term of this Agreement, it shall not provide any ATM Fundraising Technology and / or services to any other third party without DIGITAL’s prior written consent.

7.	Compensation and Payment.

(a) ATM owners and SP shall be paid by DIGITAL on a residual and/or commission basis as specified in the attached Compensation Schedule ("Schedule A"). SP shall NOT be entitled to any other benefits, compensation or reimbursements for its services hereunder.

(i) SP agrees that costs of fundraising and percentage of donations paid may change based on market conditions. DIGITAL will notify SP of any changes within 30 days.

(b) All compensation due and payable by DIGITAL to SP hereunder shall be paid in United States dollars. Compensation payable by DIGITAL to SP shall be paid to SP on a calendar monthly basis, by the twenty-eighth (28th) day of the following month by initiation of an ACH to the SP's designated demand deposit account. SP understands and agrees that:

(i) No transactions residuals shall become due and payable to SP unless and until DIGITAL receives the fees and payments due it from any non-profit under the Digital Donations Agreement for DIGITAL Programs executed with the SP.

(c) DIGITAL shall provide supporting documentation with each compensation payment to SP. Other than the Compensation described in this Section 7, there are no other payments or other forms of consideration due SP by virtue of this Agreement.

(d) SP agrees and acknowledges that if SP’s compensation for any monthly period otherwise payable is less than Fifty Dollars ($50.00), the payment will accrue for future payment when it exceeds such dollar amount. If SP disputes any compensation paid, SP agrees to inform DIGITAL within 120 days of the date of payment. SP waives any claim against DIGITAL regarding any compensation SP fails to dispute within such 120 day period. DIGITAL shall not be liable for payment of any part of SP’s compensation unless and until DIGITAL receives net payment from the respective non-profits.

(e) SP must provide DIGITAL with a signed and completed Internal Revenue Service (“IRS”) Form W-9 on behalf of the legal entity. All payments will be made in accordance with the name and tax identification number stated on the IRS Form W-9 completed by the SP.

(f) All residuals payable to SP will be paid based on actual income received by DIGITAL from non-profit. SP will receive commissions as per Schedule “A”. DIGITAL does not warrant or guarantee any residuals other than those actually collected by DIGITAL. DIGITAL shall have no obligation to pay compensation to SP for any ATM that does not continue to utilize DIGITAL'S Programs.

8.	Laws, Rules and Regulations.

(a) The Parties agree to comply with all applicable state or Federal laws, rules or regulations applicable to the Programs and this Agreement and their performance hereunder, including rules of Visa, MasterCard and other credit and debit card associations, the National Automated Clearing House Association (NACHA), the Federal Reserve and any other regulatory entities involved in clearing of checks and Federal regulations governing all card, check and cash advance transactions.

(b) In the event that any provision of this Agreement is inconsistent with such laws, rules or regulations, the Parties agree that such inconsistent provision or provisions shall be deemed void and of no effect to the extent of the inconsistency.

(c) SP shall be liable for payment of any fines or penalties assessed by any of the Associations and imposed on DIGITAL or its Providers as a result of violations of the Associations’ rules by SP, or its employees, representatives or associates.

(d) DIGITAL shall be liable for payment of any fines or penalties assessed by any of the Associations and imposed on SP or its Customers as a result of violations of the Associations’ rules by DIGITAL, or its employees, representatives or associates.

9.	Limitation of Liability and Disclaimer of Warranties.

(a) In no event shall either Party be liable for any indirect, incidental, special, consequential or punitive damages under this agreement, including loss of goodwill, lost profits, lost savings or loss of customers, whether in an action in contract or tort (including negligence) based on a warranty, whether either Party or any other person has been advised of the possibility of such damages. The foregoing limitation of liability and exclusion of damages shall apply regardless of the success or effectiveness of other remedies.

(b) Except as expressly set forth in this Agreement, neither Party makes, and each Party hereby specifically disclaims, any representations or warranties, express or implied, regarding any matter subject to this Agreement, including any implied warranty of ATM owners ability or fitness for a particular purpose or implied warranties arising from the course of dealing or of performance.

10.	Term and Termination.

(a) The term of this agreement shall commence on December 1, 2015 and shall continue till November 30 2018, (the term) and thereafter will automatically renew for additional one (1) year terms. At the end of each term either party has the right to terminate with 30 days written notice.

(b) If it shall be determined that SP has violated any of the SP’s obligations under this Agreement or is engaged in any fraud associated with its relationship with DIGITAL, the Programs, or prospective or approved ATM owners, all obligations owed to SP by DIGITAL shall immediately cease and any payments due to SP from DIGITAL shall be forfeited and contract will be terminated.

(c) It is understood and agreed by the Parties that, except in the case of termination of this Agreement for fraud as specified in 10. (b) above, DIGITAL shall pay SP all compensation as defined in Section 7 hereunder, including any period after Termination in which any ATM owner signed by SP continues to conduct business with DIGITAL.

(d) In the event that DIGITAL merges, is absorbed, ceases to exist, is purchased or contract is assigned to a successor company, the terms and obligations of this Agreement are binding upon all successors of DIGITAL. SP or its successors will, under all circumstances, continue to receive compensation due to SP pursuant to this Agreement from DIGITAL, its successors or assignees, unless this Agreement is terminated due to SP’s breach of its duties hereunder.

11.	Non-Disclosure of Parties' Business Affairs.

(a) The Parties acknowledge that all information related to the Programs and the marketing thereof, including but not limited to, fees, rates, charges, products, services, sales data, operational procedures, memoranda, sales kits, list of potential ATM owners have been prepared and maintained by either Party at significant cost and expense, that such information represents business information necessary to the Parties, and that each respectively has a proprietary interest in its information. Therefore, the Parties agree that each will treat all confidential material provided by the other Party as strictly confidential and proprietary to the Party providing the information except and to the extent that disclosure thereof is necessary to fulfilling the receiving party's obligations under this Agreement. All Confidential Information, whether in written or oral form, is and at all times the property of the originating Party, it being agreed such information is confidential and that during the term of this Agreement and thereafter, the receiving Party will not, directly or indirectly, either individually or as an agent, partner, shareholder, consultant or any other capacity, use or disclose, or cause to be used or disclosed, any confidential information, regardless of whether the receiving Party may have participated in the development of any such confidential information.

(b) DIGITAL and SP further understand and agree that SP shall hold confidential for the term of this Agreement and for a period of two (2) years following the termination of this agreement the following specific categories of information confidential to DIGITAL of which SP may become aware in consequence of this Agreement:

(i) Any information not generally known in the industry in which DIGITAL is or may be engaged, concerning DIGITAL and its Programs, services, operating procedures, Providers, data and business practices.

(ii) Names of any current, past or identified prospective ATM owners irrespective of whether an application for such ATM owners has been procured by SP; such names were developed through the efforts of SP, DIGITAL or Providers, or any combination thereof; and any such ATM owner has applied for, been accepted for, or discontinued use of, any Program of DIGITAL or its Providers.

12.         Non-Solicitation Covenant. DIGITAL and SP acknowledge that during performance of this Agreement, each may acquire information and contacts which are valuable to the parties. SP further agrees and understands that DIGITAL through its Programs is engaged in a direct business relationship with merchants and non-profits, and the success of those Programs requires continuation of direct business relationships, and that DIGITAL has the right to protect those relationships. Therefore:

(a) For a period of two (2) years following the termination of this Agreement by SP, SP agrees that it will not solicit for products or services comparable to or competing with DIGITAL'S PROGRAM: (1) ATM owners from whom SP solicited the application for an existing Digital Donations Agreement with DIGITAL or its Providers; or (2) ATM owners which SP knows or is informed by DIGITAL to have an existing Digital Donations Agreement with DIGITAL or its Providers.

(b) (iii) In no instance, both during and upon expiration or termination of Agreement, shall DIGITAL, either directly, or indirectly, offer ATM services to ATM owners participating in the PROGRAM, for ATM locations that were enrolled in the PROGRAM by SP.

(c) For a period of two (2) years following the termination of this Agreement by DIGITAL, DIGITAL agrees that it will not dissuade current or potential Triton ATM owners to purchase a competing ATM brand in an effort to secure a site for DIGITAL’s PROGRAM.

13.          Attorneys' Fees and Costs. Each Party shall be liable for and shall Indemnify and reimburse the other for any and all attorneys' fees and other costs and expenses paid or incurred by each party in the enforcement hereof, in collecting any amounts due, resulting from any breach of any of the terms or conditions of this Agreement.

14.          Paragraph Headings: Binding Effect: Counterparts: Facsimile Execution. All paragraph headings contained herein are for descriptive purposes only and the language of such paragraph shall control. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery hereof for all purposes.

15.          Entire Agreement: Governing Law: Waiver of Jury Trial. This Agreement constitutes the entire agreement between the Parties and all prior or contemporaneous agreements, understanding and/or representations are merged in and superseded by this Agreement and may only be modified in writing and signed by both Parties. This Agreement, the legal relations between the Parties and the adjudication and enforcement thereof shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York (excepting only those laws or provisions which would serve to defeat the operation of New York substantive law). DIGITAL and SP hereby waive the right to trial by Jury in resolving any claim or counterclaim related to this Agreement. Each of the parties hereto hereby submit to the jurisdiction of the courts of the State of New York in any proceeding for the enforcement of this Agreement to arbitrate and for the enforcement of the award rendered by the arbitrators. Any and all claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part hereof, shall be settled by arbitration conducted in New York by the American Arbitration Association (the "AAA") in accordance with the rules thereof then pertaining. Each party shall pay all of it own costs, expenses and fees associated with the arbitration, except that the fees of the AAA shall be borne by the parties equally.

16.          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) on the delivery date if delivered by electronic mail to the proper address; (b) upon personal delivery to the Party to be notified; (c) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (d) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (e) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent to the attention of person listed below or at such other addresses or to such other persons as are specified from time to time in writing:

If to DIGITAL:	Digital Donations
68 South Service Road
Melville, NY 11747
Telephone: (888) 705-2220
Facsimile: (866) 860-2321

If to SP:	Triton Systems of Delaware, LLC.
21405 B. Street
Long Beach, MS 39560
Telephone: 228-575-3100
Facsimile: 228-575-3101

17.          Severability Assignment. Neither Party may assign or otherwise transfer this Agreement, or any rights or permit to exist a lien or security interest with respect to such rights or obligations hereunder, in whole or in part, without the other Party's prior written consent, which consent shall not be unreasonably withheld.

18.          Miscellaneous.

(a)          This Agreement shall be construed without regard to the identity of the person who drafted its provisions and each and every provision of this Agreement shall be construed as though each of the parties participated equally in the drafting party of this Agreement.

(b)           If any provision of this Agreement is, at any time, adjudged invalid or unenforceable to any extent by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to render it valid and enforceable and such invalidity or unenforceability shall not affect any other provision of this Agreement

(c)           THIS AGREEMENT SHALL HAVE NO FORCE OR EFFECT UNLESS AND UNTIL ACCEPTED BY BOTH DIGITAL AND BY SP AND DELIVERED WITH ALL REQUIRED SIGNATURES TO DIGITAL AT ITS OFFICES.

IN WITNESS WHEREOF, this Agreement has been executed and delivered on behalf of each of the parties hereto as of the date first above written.

Digital Donations, Inc.
By:
Name:
Title:
Date:

Triton Systems of Delaware, LLC.
By:	/s/ James Phillips
Name:	James Phillips
Title:	VP, Sales & Marketing
Date:	November 10, 2015

Schedule A “SP and ATM Owner Compensation”

SP will receive 50% of net profit on donation income and SP will instruct DIGITAL as to the percentage of compensation to be paid to the ATM owner.

SP Compensation is defined as “net profit” after expense of platform fees split 50/50 (the revenue share).

Monthly Residual Example: If the gross donations are $1000.00 on a particular MID, and the income derived from non-profit is 25%, then “gross profit” would be $250.00 ($1000.00 x 25% = $250.00). If the platform expense is $15.00 that will be deducted from “gross profit" ($250.00) – ($15.00) = $235.00. $235.00 will then be split 50/50 with SP.